Exhibit 10.12
COMPROMISE SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Compromise Settlement Agreement and Mutual Release (the “Agreement’) is made by and between Adams Golf, Inc. (“Adams Golf”) and Zurich American Insurance Company (“ZAIC”) (collectively, the “Parties”).

RECITALS

WHEREAS, Adams Golf is an insured under Directors and Officers Liability and Reimbursement Excess Policy No. DOC 3619801 00 (the “Policy”);

WHEREAS, on or about June 11, 1999, Adams Golf was named as a defendant in the first of a series of lawsuits alleging violations of the federal securities laws, which lawsuits were ultimately consolidated under the heading In re Adams Golf, Inc. Securities Litigation, 1:99-cv-00371, in the United States District Court for the District of Delaware (the “Delaware Securities Lawsuit”);

WHEREAS, ZAIC denied coverage to Adams Golf for the Delaware Securities Lawsuit under the Policy;

WHEREAS, Adams Golf asserted various common law and statutory claims against ZAIC arising out of its denial of coverage for the Delaware Securities Lawsuit in a lawsuit styled Adams Golf, Inc. v. T&F, LLC, et al., Case No. 07 L 010766, in the Circuit Court of Cook County, Illinois (the “Chicago Litigation”);

WHEREAS, ZAIC asserted a counterclaim for declaratory relief against Adams Golf in the Chicago Litigation;

WHEREAS, ZAIC denies any and all liability to Adams Golf in connection with the claims asserted against it by Adams Golf in the Chicago Litigation;

WHEREAS, Adams Golf denies that ZAIC is entitled to declaratory or any other relief in connection with ZAIC’s Counterclaim in the Chicago Litigation; and

WHEREAS, the Parties are desirous of compromising their disputes at issue in the Chicago Litigation in order to avoid the time, effort, risk and expense of further litigation.

AGREEMENT

In consideration of the representations, warranties and mutual promises contained in this Agreement, the Parties agree as follows:

1. ZAIC shall pay Adams Golf the sum of SEVEN MILLION SIX HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($7,650,000.00).  ZAIC’s payment shall be made by wire transfer within fourteen (14) business days of the  later of (a) Adams Golf’s execution of this Agreement and (b) receipt by ZAIC of the payee instructions which will include the identification of the bank, bank address, ABA routing number, account name, account number and a signed W-9 bearing the taxpayer identification number of Adams Golf (or any alternative payee Adams Golf may designate).

2. Within ten (10) days of the receipt by Adams Golf of the payment described in Paragraph 1 and a fully-executed copy or duplicate original of this Agreement, the Parties will file a joint dismissal with prejudice of their claims against one another in the Chicago Litigation.

3. Upon execution of this Agreement by all Parties and the payment described in Paragraph 1, Adams Golf, on behalf of itself and its respective predecessors, successors, subsidiaries and affiliates, releases and discharges ZAIC, its predecessors or successors in business or interest, its affiliates (including, without limitation, Zurich Insurance Company Ltd. and Zurich Financial Services Ltd.), its attorneys (including Joseph M. Smick, Catalina Sugayan, Marcos Cancio, Bryan Chapman and Sedgwick, LLP), and its present and former directors, officers, and employees and their respective successors and assigns from any responsibility, right, duty or obligation of any form or nature in connection with the claims and causes of action which were or could have been asserted in the Chicago Litigation, including any and all claims, demands, suits, payments, injuries, rights, obligations, loss, judgments, awards, attorneys’ fees, costs, fees, interest, expenses, damages, liabilities, penalties, claims or causes of action of whatever kind or character, whether based in contract, tort, bad faith, violation of any alleged duty of good faith and fair dealing, or arising under any statute or administrative regulations of any jurisdiction (including, but not limited to the Texas Insurance Code and Chapter 37 of the Texas Civil Practice and Remedies Code) or on any other theory of recovery, at law or in equity, whether known or unknown, whether fixed or contingent, whether liquidated or unliquidated, which Adams Golf ever had or could have had arising out of or related to:  (1) the Delaware Securities Lawsuit; (2) its claim for insurance coverage for the Delaware Securities Lawsuit; (3) the alleged acts, errors, omissions or inactions of ZAIC in handling Adams Golf’s Delaware Securities Lawsuit insurance claim; and (4) the facts and circumstances at issue in the Chicago Litigation.  Provided, however, that nothing herein shall constitute a release or waiver of any claim or right under this Agreement.

4. Upon execution of this Agreement by all Parties, the Payment described in Paragraph 1, and the execution of a joint dismissal with prejudice of the claims the Parties have against one another in the Chicago Litigation, ZAIC, on behalf of itself and its respective predecessors, successors, subsidiaries and affiliates (including, without limitation, Zurich Insurance Company Ltd. and Zurich Financial Services Ltd.), releases and discharges Adams Golf, its predecessors or successors in business or interest, its affiliates, its attorneys (including Eddie Adams, Werner A. Powers, Charles C. Keeble, Jr., Micah Skidmore and Haynes and

Boone, LLP, Karl Leinberger, Markoff Leinberger, LLC, and Crowley, Barrett & Karaba, Ltd.) and its present and former directors, officers, and employees and their respective successors and assigns from any responsibility, right, duty or obligation of any form or nature in connection with the claims and causes of action which were or could have been asserted in the Chicago Litigation, including any and all claims, demands, suits, payments, injuries, rights, obligations, loss, judgments, awards, attorneys’ fees, costs, fees, interest, expenses, damages, liabilities, penalties, claims, or causes of action of whatever kind or character, whether based in contract, tort, bad faith, violation of any alleged duty of good faith and fair dealing, or arising under any statute or administrative regulations of any jurisdiction (including, but not limited to the Texas Insurance Code and Chapter 37 of the Texas Civil Practice and Remedies Code) or on any other theory of recovery, at law or in equity, whether known or unknown, whether fixed or contingent, whether liquidated or unliquidated, which ZAIC ever had or could have had arising out of or related to (1) the Delaware Securities Lawsuit; (2) Adams Golf’s claim for coverage for the Delaware Securities Lawsuit; (3) the acts, errors, omissions or inactions of Adams Golf in connection with the submission of its claim for coverage for Delaware Securities Lawsuit under the Policy; and (4) the facts and circumstances at issue in the Chicago Litigation.  Provided, however, that nothing herein shall constitute a release or waiver of any claim or right under this Agreement.

5. Upon execution of this Agreement by all Parties and the payment in good funds described in paragraph 1 above, Adams Golf agrees to INDEMNIFY, DEFEND AND HOLD HARMLESS ZAIC and its predecessors, successors, affiliates (including, without limitation, Zurich Insurance Company Ltd. and Zurich Financial Services Ltd.), directors, officers and employees from and against any and all claims (a) brought by, through or under Adams Golf against Defendant T&F, LLC in the Chicago Litigation, or (b) by, through, under or on behalf of the Delaware Securities Lawsuit plaintiffs based on Adams Golf’s failure to pay the Delaware Securities Lawsuit plaintiffs the $1.25 million from Adams Golf’s net recovery in the Chicago Litigation required by the December 9, 2009 Stipulation of Settlement in the Delaware Securities Lawsuit.

6. The Parties agree to treat the compromise settlement and the terms of this Agreement as confidential by taking the appropriate steps to prevent the widespread advertisement of information about the settlement and this Agreement to the general public.  This provision of confidentiality does not restrict the disclosure of the fact that the Parties reached a settlement, the amount of the settlement or any of its terms by the Parties in the ordinary course of business, including, without limitation, any disclosures (a) to attorneys, accountants, tax advisors, directors, officers, employees, reinsurers, and auditors of any Party who have need to know of the Agreement, its existence and its terms in performance of their duties; (b) made in connection with the filing of tax returns; (c) made to Adams Golf’s stockholders, the investing public and/or the investment community; (d) made in  Adams Golf’s public filings, e.g., 8K’s, 10Q’s and/or 10K’s as required by law; (e) as may otherwise be required in order for Adams Golf to comply with the securities laws, including, but not limited to, the issuance of a press release disclosing the settlement, a draft of which is attached as Exhibit “A” to this Agreement; (f) as may otherwise be required by law, by regulation having the force and effect of law, or by request of any governmental agency or other body with regulatory authority over the disclosing Party in question; (g) pursuant to an order issued by a court or agency of the United States, or any court or agency of any state within the United States; (h) as may be necessary to resolve any dispute concerning or to enforce any provision of this

Agreement; (i) in connection with Adams Golf’s prosecution of the Chicago Litigation; or (j) by mutual written agreement of the Parties, which agreement shall not be unreasonably withheld.

7. This Agreement does not supersede the Stipulated Protective Order entered in the Chicago Litigation on August 12, 2010, but does modify Paragraph 9 of the Stipulated Protective Order by deleting any requirement that any “Confidential Information” be “returned” by a Requesting Party to a Producing Party.  In lieu of any requirement that “Confidential Information” be “returned” to a Producing Party, counsel for the Requesting Party need only certify to counsel for the Producing Party, within the sixty (60) day period specified in Paragraph 9 of the Stipulated Protective Order, that all of the Producing Party’s Confidential Information has been destroyed or is being kept in secure storage by the Requesting Party.

8. The Parties to this Agreement, and the individuals signing on their behalf, represent and warrant that they have the power and authority to enter into this Agreement.

9. The Parties to this Agreement represent and warrant that they have not assigned to any other person or entity or otherwise conveyed any of the rights, claims or causes of action which (a) were or could have been asserted in the Chicago Litigation or (b) are being released herein.

10. The Parties agree that this Agreement is executed solely for the purposes of avoiding the costs and the uncertainties of further litigation, including appeals, and neither the execution of this Agreement nor anything stated herein shall be construed as an admission of liability, culpability, wrongdoing, coverage, or non-coverage on the part of any Party.  Any such liability, culpability, or wrongdoing is expressly denied.  Further, the fact of the settlement and this Agreement, or any provision herein, shall not be construed as a waiver, modification or retraction of any position the Parties may have with respect to the interpretation and application of the Policy.

11. This Agreement shall inure to the benefit of and shall be binding upon the undersigned Parties and their respective successors in business or interest, assigns, representatives, attorneys, directors, officers, shareholders, agents and employees.

12. Attorneys’ fees and expenses incurred in connection with the Chicago Litigation shall be borne by the Party incurring same.

13. The Parties agree that, with respect to the subject matter of this Agreement, this Agreement contains the entire agreement between them and that there are no agreements, undertakings, restrictions, warranties or representations between them other than those set forth or provided for in this Agreement.  No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist with respect to the subject matter of this Agreement.  This Agreement cannot be changed or terminated orally.

14. Each Party to this Agreement represents that it has had the benefit of counsel of its choice, reviewed and participated in the drafting of this Agreement with its chosen counsel, and became fully aware of the terms, contents and effects of this Agreement.

15. Each Party to this Agreement adopts this Agreement as the product of a group drafting effort and agrees that it shall not be construed more favorably for or against any Party to this Agreement.

16. Should any provision of this Agreement or the application thereof to any person or circumstance be held invalid or unenforceable for any reason or to any extent, it will be deemed severed from the Agreement, the remainder of which will continue to be in force in its entirety.

17. This Agreement may be executed in duplicate originals, or facsimile copies thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective on the date the Agreement is signed by the last party to sign.

ADAMS GOLF, INC.

DATE:	12-13-11	By:	/s/ Oliver G. Brewer III

		Its:	CEO

STATE OF TEXAS	§
§
COUNTY OF COLLIN	§

Before me, a Notary Public, on this day personally appeared Oliver G. Brewer III, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Adams Golf, Inc., and that s/he executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 13th day of December, 2011.

/s/ Ann F. Neff
Notary Public, State of Texas

Notary’s Stamp

ZURICH AMERICAN INSURANCE COMPANY

DATE:	12/14/2011	By:	/s/ Arnold D’Angelo

		Its:	SVP of Claims Legal

STATE OF ILLINOIS	§
§
COUNTY OF COOK	§

Before me, a Notary Public, on this day personally appeared Arnold D’Angelo, known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of Zurich American Insurance Company, and that s/he executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

Given under my hand and seal of office this 14th day of December, 2011.

/s/ Karen A. Hansen
Notary Public, State of Illinois

Notary’s Stamp

Exhibit A

[Press Release]